Exhibit 5.1

November 20, 2014

Talon International, Inc.

21900 Burbank Blvd., Suite 270

Woodland Hills, California 91367

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Talon International, Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), the resale by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of an aggregate of 61,111,109 shares of Common Stock of the Company (the “Shares”), and any additional shares of common stock of the Company which may be registered pursuant to Rule 462(b) under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares are duly and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP
STUBBS ALDERTON & MARKILES, LLP